VSE Corporation Announces First Quarter 2026 Results
Record Revenue and Profitability
Updates Full Year 2026 Guidance to Include Precision Aviation Group Acquisition; Underlying Business Outlook Unchanged

MIRAMAR, FLORIDA, May 5, 2026 - VSE Corporation (NASDAQ: VSEC, VSECU, "VSE", or the "Company"), a leading provider of aviation aftermarket distribution and repair services, announced today results for the first quarter 2026.

FIRST QUARTER 2026 RESULTS
(As compared to the First Quarter 2025)(1)

▪Total Revenues of $324.6 million increased 26.8%
▪GAAP Net Income of $29.1 million increased 108.0%
▪GAAP EPS (Diluted) of $1.04 increased 55.2%
▪Adjusted EBITDA(2) of $55.4 million increased 37.4%
▪Adjusted Net Income(2) of $32.6 million increased 101.6%
▪Adjusted EPS (Diluted)(2) of $1.17 increased 50.0%

1 From continuing operations
2 Non-GAAP measures. See additional information at the end of this release regarding non-GAAP financial measures.

MANAGEMENT COMMENTARY
"VSE is off to a record start to 2026, with organic revenue growth of 15% in the quarter, led by strong performance in our distribution business and supported by continued growth in MRO. This growth was driven by robust commercial engine aftermarket activity, strong execution on new programs, and continued market share gains," said John Cuomo, President and Chief Executive Officer of VSE Corporation. "In the first quarter, we also advanced key OEM distribution programs, began implementing new business awards, expanded MRO capacity, invested in new growth opportunities, and made meaningful progress on our acquisition integrations.

"On April 1, 2026, we acquired NorthStar Technologies, LLC (“NorthStar”), a provider of MRO and third-party logistics services supporting the engine aftermarket. This acquisition expands our engine service capabilities in the business and general aviation market and strengthens our OEM-focused strategy by deepening integration within OEM aftermarket supply chains while addressing increasing demand for teardown and labor-intensive services.

"On May 5, 2026, we completed the acquisition of Precision Aviation Group (“PAG”), further expanding our global footprint, strengthening our repair capabilities, and enhancing our ability to deliver integrated, end-to-end solutions to our customers. With the addition of PAG, a robust pipeline of organic growth opportunities, and multiple strategic initiatives advancing in parallel, we believe we are well-positioned to drive continued above-market revenue growth, margin expansion, improved cash generation, and long-term shareholder value throughout the year," concluded Cuomo.

"Our first quarter results reflect meaningful progress across our key financial priorities," said Adam Cohn, Chief Financial Officer of VSE Corporation. "In connection with the acquisition of Precision Aviation Group, we completed follow-on equity and tangible equity unit offerings and a debt refinancing that enhanced our liquidity profile and financial flexibility. Pro forma for the acquisition, Adjusted Net Leverage(2) is now expected to be below 3.0x and to improve throughout the year, supported by continued Adjusted EBITDA growth and strong cash flow generation."

RECENT DEVELOPMENTS

•ACQUIRED PAG: On May 5, 2026, VSE acquired PAG from GenNx360 Capital Partners for $2.025 billion in cash and equity. The acquisition significantly expands VSE’s scale, increases its proprietary solutions content, and further strengthens its position as a mission-critical partner serving a diverse customer base across commercial, business and general aviation, rotorcraft, OEM, and defense markets. The business is expected to be immediately accretive to VSE's Adjusted EBITDA margin.

•ACQUIRED NORTHSTAR: On April 1, 2026, VSE acquired NorthStar, a provider of MRO, third-party logistics, and engine kitting services supporting the aftermarket. NorthStar delivers teardown, kitting, and other labor- and technically intensive services across multiple engine platforms. The acquisition enhances VSE’s position within OEM aftermarket supply chains, expands its service capabilities in business and general aviation, and provides strong demand visibility through an established backlog and customer integration. The business operates under a capital-light model and supports increasing demand for engine teardown and component-level services.

•COMPLETED FOLLOW-ON EQUITY AND TANGIBLE EQUITY UNIT OFFERINGS AND REFINANCING OF TERM LOAN A AND REVOLVER: In connection with the PAG acquisition, VSE completed follow-on equity and tangible equity unit offerings and entered into a credit agreement amendment providing for a new $900 million Term Loan B and an upsized $500 million revolving credit facility. The new Term Loan B refinanced and replaced the Company's existing Term Loan A. The new capital structure provides enhanced flexibility and scalability to support future growth, with an attractive interest rate, and extended maturity, strengthening VSE’s cash flow profile.

FIRST QUARTER RESULTS
The Company's revenue increased 27% year-over-year to a record $324.6 million in the first quarter of 2026. The year-over-year revenue increase was attributable to strong commercial engine end-market activity, the execution of previously awarded distribution agreements, new product introductions, new repair capabilities and capacity expansion, and contributions from recent acquisitions. Distribution and repair revenue increased 26% and 28%, respectively, in the first quarter of 2026, versus the prior-year period. The Company reported operating income of $32.7 million in the first quarter, compared to $24.5 million in the same period of 2025. Adjusted EBITDA(2) increased by 37% in the first quarter to $55.4 million, versus $40.4 million in the prior-year period. Adjusted EBITDA margin was 17.1%, an increase of approximately 130 basis points versus the prior-year period, driven primarily by greater mix of higher-margin product and repair activity, higher-margin OEM licensed manufacturing sales, and continued synergy realization from recent acquisitions.

FINANCIAL RESOURCES AND LIQUIDITY
As of March 31, 2026, the Company's total debt outstanding was $366.3 million and the Company's then-current $400.0 million revolving credit facility was undrawn. The Company had approximately $1.2 billion of cash and cash equivalents on hand, of which a majority was used to fund the PAG acquisition at closing on May 5.

UPDATED FULL YEAR 2026 CONSOLIDATED GUIDANCE

REVENUE
VSE is updating its full year 2026 revenue guidance to reflect the inclusion of PAG, which closed on May 5, 2026. The Company now expects full year revenue growth in the range of 57% to 61%, compared to its prior outlook of 19% to 23%. This increase is driven by the addition of PAG and reflects no change in expectations for VSE’s underlying business. The updated revenue guidance is presented net of intercompany eliminations.

ADJUSTED EBITDA MARGIN
VSE is also updating its full year 2026 Adjusted EBITDA margin outlook to reflect the addition of PAG. The Company now expects Adjusted EBITDA margin in the range of 18.1% to 18.5%, compared to its prior outlook of 16.8% to 17.3%. Consistent with the revenue update, this change is driven by the inclusion of PAG and does not reflect any change in expectations for the underlying business.

2 Non-GAAP measures. See additional information at the end of this release regarding non-GAAP financial measures.

FIRST QUARTER RESULTS

	Three months ended March 31,
(in thousands, except per share data)	2026	2025	% Change
Revenues	$324,580	$256,045	26.8%
Operating income	$32,748	$24,504	33.6%
Net income from continuing operations	$29,055	$13,968	108.0%
EPS (Diluted)	$1.04	$0.67	55.2%

NON-GAAP MEASURES

In addition to the financial measures prepared in accordance with U.S. Generally Accepted Accounting Principles ("GAAP"), this earnings release also contains non-GAAP financial measures. These measures provide useful information to investors.

VSE considers Adjusted Net Income, Adjusted EPS (Diluted), EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, Acquisition Adjusted EBITDA, TTM Adjusted EBITDA, TTM Acquisition Adjusted EBITDA, net debt, net leverage ratio, adjusted net leverage ratio, and free cash flow as non-GAAP financial measures and important indicators of performance and useful metrics for management and investors to evaluate VSE’s business' ongoing operating performance on a consistent basis across reporting periods. These non-GAAP financial measures, however, should not be considered in isolation or as a substitute for performance measures prepared in accordance with GAAP. Adjusted Net Income represents Net Income adjusted for acquisition-related costs, other discrete items, and related tax impact. Management believes these acquisition-related costs and other discrete items provide useful information about nonrecurring costs and benefits to help users meaningfully evaluate and compare the Company's quarterly and year-to-date performance against prior periods. Adjusted EPS (Diluted) is computed by dividing net income, adjusted for the discrete items as identified above and the related tax impacts, by the diluted weighted average number of common shares outstanding. EBITDA represents net income before interest expense, income taxes, amortization of intangible assets and depreciation and other amortization. Management believes EBITDA provides useful information about the Company's operating performance as it isolates non-cash depreciation and amortization charges as well as interest expense and income taxes, which are non-operating items. Adjusted EBITDA represents EBITDA (as defined above) adjusted for non-cash stock-based compensation and discrete items as identified above. Adjusted EBITDA margin represents estimated operating income before depreciation and amortization expenses as a percentage of revenue. Acquisition Adjusted EBITDA represents Adjusted EBITDA plus the pre-acquisition portion of EBITDA for the trailing twelve months. TTM Adjusted EBITDA represents Adjusted EBITDA as defined above for the trailing twelve months. TTM Acquisition Adjusted EBITDA includes pre-acquisition portion of EBITDA for the trailing twelve months that is not included in historical results. Net debt is defined as principal amount of debt less debt issuance costs and less cash and cash equivalents. Free cash flow represents operating cash flow less capital expenditures. Capital expenditures includes purchases of property and equipment. Net leverage ratio is calculated as net debt divided by TTM Adjusted EBITDA. Adjusted Net leverage ratio is calculated as net debt divided by TTM Acquisition Adjusted EBITDA.

Additionally, VSE Adjusted EBITDA margin is presented as a forward-looking non-GAAP financial measure based solely on information available to VSE as of the date of this earnings release and may differ materially from VSE’s actual operating results as a result of developments that occur after the date of this earnings release. The determination of the amounts that are excluded from this non-GAAP financial measure is a matter of management judgment and depends upon, among other factors, the nature of the underlying expense, income amounts or anticipated synergies recognized in a given period. VSE is unable to present a quantitative reconciliation of forward-looking VSE Adjusted EBITDA to net income because certain information regarding the Company’s provision for income taxes is not available, and management cannot reliably predict all of the necessary components of net income at this time without unreasonable effort or expense. For the same reasons, the Company is unable to address the probable significance of the unavailable information. The unavailable information could have significant impact on the Company’s future financial results. Reconciliations of these measures to the most directly comparable GAAP measures and other information relating to these non-GAAP measures is included in the supplemental schedules attached. These non-GAAP measures, however, have limitations as analytical tools and should not be considered in isolation or as a substitute for performance prepared in accordance with GAAP.

NON-GAAP FINANCIAL INFORMATION

Adjusted Net Income from Continuing Operations and Adjusted EPS

	Three months ended March 31,
(in thousands)	2026	2025	% Change
Net income from continuing operations	$29,055	$13,968	108.0%
Adjustments to income from continuing operations:
Acquisition, integration and restructuring costs	5,325	2,865	85.9%
Divestiture-related restructuring costs	68	63	7.9%
Interest income on note receivable	(694)	—	—%
	33,754	16,896	99.8%
Tax impact of adjusted items	(1,172)	(731)	60.3%
Adjusted net income from continuing operations	$32,582	$16,165	101.6%
Weighted average dilutive shares	27,834	20,740	34.2%
GAAP EPS (Diluted)	$1.04	$0.67	55.2%
Adjusted EPS (Diluted)	$1.17	$0.78	50.0%

EBITDA and Adjusted EBITDA

	Three months ended March 31,
(in thousands)	2026	2025	% Change
Net income from continuing operations	$29,055	$13,968	108.0%
Interest (income) expense, net	(1,402)	7,939	NM (1)
Provision for income taxes	5,095	2,597	96.2%
Amortization of intangible assets	9,050	6,134	47.5%
Depreciation and other amortization	3,697	3,040	21.6%
EBITDA	45,495	33,678	35.1%
Acquisition, integration and restructuring costs	5,325	2,865	85.9%
Divestiture-related restructuring costs	68	63	7.9%
Stock-based compensation	4,542	3,747	21.2%
Adjusted EBITDA	$55,430	$40,353	37.4%
(1) Percentage change is not meaningful (NM).

Free Cash Flow (1)

	Three months ended
(in thousands)	March 31, 2026	March 31, 2025
Net cash used in operating activities	$(62,264)	$(46,632)
Capital expenditures	(6,457)	(2,875)
Free cash flow	$(68,721)	$(49,507)
(1) Amounts include the results of both continuing and discontinued operations for the three months ended March 31, 2025.

Net Debt

(in thousands)	March 31, 2026	December 31, 2025
Principal amount of debt	$366,342	$296,250
Debt issuance costs	(5,367)	(3,446)
Cash and cash equivalents	(1,239,407)	(69,358)
Net Debt	$(878,432)	$223,446

Net Leverage Ratio

($ in thousands)	March 31, 2026	December 31, 2025
Net Debt	$(878,432)	$223,446
TTM Adjusted EBITDA (1)	$198,001	$182,924
Net Leverage Ratio (2)	NM	1.2	x

TTM Acquisition Adjusted EBITDA (3)	$217,995	$209,128
Adjusted Net Leverage Ratio (2)	NM	1.1	x
(1) TTM Adjusted EBITDA is defined as Adjusted EBITDA for the most recent twelve (12) month period.
(2) Net Leverage Ratio and Adjusted Net Leverage Ratio as of March 31, 2026 are not meaningful due to cash and cash equivalents exceeding debt.
(3) TTM Acquisition Adjusted EBITDA includes pre-acquisition portion of EBITDA for the trailing twelve months that is not included in historical results.

CONFERENCE CALL
A conference call will be held Wednesday, May 6, 2026 at 8:30 A.M. ET to review the Company’s financial results, discuss recent events and conduct a question-and-answer session.

An audio webcast of the conference call and accompanying presentation materials will be available in the Investor Relations section of VSE’s website at https://ir.vsecorp.com. To listen to the live broadcast, go to the site at least 15 minutes prior to the scheduled start time to register, download and install any necessary audio software. A replay of the audio webcast will be available at the same location following the conclusion of the call.

ABOUT VSE CORPORATION

VSE is a leading provider of aviation distribution and repair services for the commercial and business and general aviation (B&GA) aftermarkets. Headquartered in Miramar, Florida, VSE is focused on significantly enhancing the productivity and longevity of its customers' high-value, business-critical assets. VSE’s aftermarket parts distribution and maintenance, repair, and overhaul (MRO) services support engine component and engine and airframe accessory part distribution and repair services for commercial and B&GA operators. For more detailed information, please visit VSE's website at www.vsecorp.com.

Please refer to the Form 10-Q that will be filed with the Securities and Exchange Commission ("SEC") on or prior to May 11, 2026 for more details on our first quarter 2026 results. Also, refer to VSE’s Annual Report on Form 10-K for the year ended December 31, 2025 for further information and analysis of VSE’s financial condition and results of operations. VSE encourages investors and others to review the detailed reporting and disclosures contained in VSE’s public filings for additional discussion about the status of customer programs and contract awards, risks, revenue sources and funding, dependence on material customers, and management’s discussion of short- and long-term business challenges and opportunities.

FORWARD LOOKING STATEMENTS

This document contains statements that, to the extent they are not recitations of historical fact, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All such statements are intended to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and this statement is included for purposes of such safe harbor provisions.

“Forward-looking” statements, as such term is defined by the Securities and Exchange Commission (the “SEC”) in its rules, regulations and releases, represent VSE’s expectations or beliefs, including, but not limited to, statements concerning the expected financial and other benefits of the acquisition of PAG, VSE’s operations, economic performance, financial condition, growth and acquisition strategies, investments and future operational plans. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “forecast,” “seek,” “plan,” “predict,” “project,” “could,” “estimate,” “might,” “continue,” “seeking” or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements.

These statements speak only as of the date of this document and VSE undertakes no ongoing obligation, other than that imposed by law, to update these statements as a result of new information, future events or otherwise. These statements relate to, among other things, VSE’s future financial condition, results of operations or prospects; VSE’s business and growth strategies; and VSE’s financing plans and forecasts. You are cautioned that any such forward-looking statements are not guarantees of future performance and involve significant risks and uncertainties, certain of which are beyond VSE’s control, and that actual results may differ materially from those contained in or implied by the forward-looking statements as a result of various factors, some of which are unknown, including, without limitation, risks related to:

•the performance of the aviation aftermarket;
•global economic and political conditions;
•supply chain delays and disruptions;
•competition from existing and new competitors;
•losses related to investments in inventory and facilities;
•interruptions in VSE’s operations;
•challenges related to workforce management or any failure to attract or retain a skilled workforce;
•VSE’s ability to realize the expected strategic benefits and cost synergies from the acquisition of PAG, after taking into account any business disruption, maintenance of customer, employee, or supplier relationships, management distraction during the integration process or other factors beyond VSE’s control;
•the accuracy of VSE’s assumptions related to the acquisition of PAG;
•the significant expenses that have been incurred and will be incurred in connection with acquisition of PAG;
•VSE’s ability to successfully integrate and achieve the strategic and other objectives, including any expected synergies, relating to recently completed acquisitions, including the acquisition of PAG;
•access to and the performance of third-party package delivery companies;
•prolonged periods of inflation and VSE’s ability to mitigate the impact thereof;
•future business conditions resulting in impairments;
•VSE’s ability to successfully divest businesses and to transition facilities in connection therewith;
•VSE’s work on large government programs;
•health epidemics, pandemics and similar outbreaks;
•compliance with government rules and regulations, including tariffs and environmental and pollution risk;
•VSE’s ability to mitigate the impacts of increased costs related to tariffs;
•litigation and legal actions arising from VSE’s operations;
•technology and cybersecurity threats and incidents;
•VSE’s outstanding indebtedness, including the increase in indebtedness upon completion of the acquisition of PAG;
•market volatility in the debt and equity capital markets;
•VSE’s ability to continue to pay dividends at current levels or at all;
•VSE’s published financial guidance;
•VSE’s preliminary financial estimates, which represent management’s current estimates and are subject to change;
•restrictions and limitations that may stem from financing arrangements VSE enters into or assumes in the future; and
•the other factors identified in VSE’s reports filed or expected to be filed with the SEC, including VSE’s Annual Report on Form 10-K for the year ended December 31, 2025.

You are advised, however, to consult any further disclosures VSE makes on related subjects in VSE’s periodic reports on Forms 10-K, 10-Q or 8-K filed with or furnished to the SEC.

INVESTOR CONTACT

Michael Perlman
VP, Investor Relations & Treasury
T: (954) 547-0480 M: (561) 281-0247
investors@vsecorp.com

VSE Corporation and Subsidiaries
Unaudited Consolidated Balance Sheets
(in thousands except share and per share amounts)

	March 31,	December 31,
	2026	2025
Assets
Current assets:
Cash and cash equivalents	$1,239,407	$69,358
Receivables (net of allowance of $7.3 million and $7.2 million, respectively)	216,504	190,732
Contract assets	45,723	41,468
Inventories	625,737	553,834
Prepaid expenses and other current assets	33,569	37,937
Total current assets	2,160,940	893,329
Property and equipment (net of accumulated depreciation of $37.9 million and $34.2 million, respectively)	93,821	91,098
Intangible assets (net of accumulated amortization of $111.8 million and $100.2 million, respectively)	318,809	295,962
Goodwill	638,889	641,242
Operating lease right-of-use assets	48,272	50,151
Note receivable	27,735	27,041
Other assets	22,197	29,755
Total assets	$3,310,663	$2,028,578

Liabilities and Stockholders' equity
Current liabilities:
Current portion of long-term debt	$29,924	$7,500
Accounts payable	147,910	154,506
Accrued expenses and other current liabilities	65,550	73,161
Dividends payable	2,806	2,339
Total current liabilities	246,190	237,506
Long-term debt, less current portion	331,051	285,304
Deferred compensation	4,613	5,918
Long-term operating lease obligations	41,557	43,693
Deferred tax liabilities	16,782	12,394
Other long-term liabilities	4,254	4,955
Total liabilities	644,447	589,770
Commitments and contingencies
Stockholders' equity:
Common stock, par value $0.05 per share, authorized 44,000,000 shares; issued and outstanding 28,055,592 and 23,398,046, respectively	1,403	1,170
Additional paid-in capital	2,241,751	1,041,483
Retained earnings	421,891	395,643
Accumulated other comprehensive income	1,171	512
Total stockholders' equity	2,666,216	1,438,808
Total liabilities and stockholders' equity	$3,310,663	$2,028,578

VSE Corporation and Subsidiaries
Unaudited Consolidated Statements of Operations
(in thousands except share and per share amounts)

	For the three months ended March 31,
	2026	2025
Revenues:
Products	$202,350	$160,551
Services	122,230	95,494
Total revenues	324,580	256,045

Costs and operating expenses:
Products	164,292	136,867
Services	112,289	86,229
Selling, general and administrative expenses	6,201	2,311
Amortization of intangible assets	9,050	6,134
Total costs and operating expenses	291,832	231,541
Operating income	32,748	24,504

Interest (income) expense, net	(1,402)	7,939
Income from continuing operations before income taxes	34,150	16,565
Provision for income taxes	5,095	2,597
Net income from continuing operations	29,055	13,968
Loss from discontinued operations, net of tax	—	(22,941)
Net income (loss)	$29,055	$(8,973)

Earnings (loss) per share:
Basic
Continuing operations	$1.06	$0.68
Discontinued operations	—	(1.11)
	$1.06	$(0.43)

Diluted
Continuing operations	$1.04	$0.67
Discontinued operations	—	(1.11)
	$1.04	$(0.44)

Weighted average shares outstanding:
Basic	27,497,210	20,617,949
Diluted	27,834,475	20,740,319

Dividends declared per share	$0.10	$0.10

VSE Corporation and Subsidiaries
Unaudited Consolidated Statements of Cash Flows
(in thousands)

	For the three months ended March 31,
	2026	2025
		(a)
Cash flows from operating activities:
Net income (loss)	$29,055	$(8,973)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	12,747	9,905
Amortization of debt issuance cost	440	332
Deferred taxes	5,415	(5,764)
Stock-based compensation	4,581	3,522
Impairment and loss on sale of business segments	—	33,952
Loss on sale of property and equipment	3	10
Gain on settlement of corporate-owned life insurance	(357)	—
Interest income on note receivable	(694)	—
Changes in operating assets and liabilities, net of impact of acquisitions:
Receivables	(25,772)	(19,393)
Contract assets	(4,755)	(920)
Inventories	(71,544)	(6,359)
Prepaid expenses and other current assets and other assets	515	(29,910)
Operating lease assets and liabilities, net	396	372
Accounts payable and deferred compensation	(10,847)	(10,892)
Accrued expenses and other liabilities	(1,447)	(12,514)
Net cash used in operating activities	(62,264)	(46,632)
Cash flows from investing activities:
Purchases of property and equipment	(6,457)	(2,875)
Proceeds from the sale of business segments, net of cash divested	—	2,746
Cash paid for acquisitions, net of cash acquired	(5,391)	—
Purchases of intangible assets	(16,000)	—
Proceeds from corporate owned life insurance settlements	760	—
Net cash used in investing activities	(27,088)	(129)
Cash flows from financing activities:
Borrowings on bank credit facilities	47,273	74,489
Repayments on bank credit facilities	(49,148)	(39,989)
Proceeds from issuance of common stock, net	829,457	—
Proceeds from issuance of tangible equity units, net	445,386	—
Payment of debt financing costs	(1,313)	—
Payment of taxes for equity transactions	(8,930)	(4,201)
Dividends paid	(2,340)	(2,060)
Other	(984)	—
Net cash provided by financing activities	1,259,401	28,239
Net increase (decrease) in cash and cash equivalents	1,170,049	(18,522)
Cash and cash equivalents, beginning of period	69,358	29,030
Cash and cash equivalents, end of period	$1,239,407	$10,508

(a) The cash flows related to discontinued operations and held-for-sale assets and liabilities have not been segregated, and remain included in the major classes of assets and liabilities. Accordingly, the Consolidated Statements of Cash Flows include the results of continuing and discontinued operations.